Exhibit 99.1

Contact:	Vanessa Craigie Corporate Communications (617) 342-6015

Cabot Corporation Announces Board of Directors Changes

Boston January 19, 2018 Cabot Corporation (NYSE: CBT) announced today that Dr. Cynthia Arnold has been elected to its Board of Directors, effective January 18, 2018. She was also appointed a member of the Compensation Committee of the Board of Directors. Dr. Arnold recently retired from her position as Chief Technology Officer of The Valspar Corporation, where she was responsible for technology strategy, project portfolio and organizational development of the global technology function across eight Valspar businesses. Prior to joining Valspar in 2011, Dr. Arnold served as Chief Technology Officer at Sun Chemical Corporation.

John F. O’Brien, Non-Executive Chair of Cabot’s Board of Directors, said, “We are very pleased to welcome Cynthia to the Board. Her depth of global experience in diverse applications, materials innovation processes and cross-functional operations, combined with her understanding of the value chains in which Cabot participates will further enhance the Board’s skills and expertise necessary to oversee the Company’s ‘Advancing the Core’ strategy.”

“I am delighted and honored to join the Cabot Board of Directors. I look forward to using my experience to help advance the achievement of Cabot’s innovation and growth strategy, particularly as the Company drives an increased focus on application innovation and formulated solutions,” said Dr. Arnold.

Cabot also announced the election of Sue H. Rataj as Non-Executive Chair of the Board of Directors, effective March 9, 2018. Mr. O’Brien, who has served as Non-Executive Chair since 2008, will remain on the Board following this Board leadership change. Ms. Rataj joined the Board in 2011 and is currently Chair of the Compensation Committee and a member of the Governance and Nominating Committee.

“The Board is delighted to announce this Board leadership succession. Sue’s substantial management experience as former Chief Executive of Petrochemicals for BP, and her experience with public company Boards, make her an ideal candidate for this role,” said Sean Keohane, president and chief executive officer of Cabot Corporation. “In addition, on behalf of our Board of Directors and management leadership team, I want to thank Jack for the dedication and leadership he has shown as Chair of the Board. We look forward to his continued service and many contributions on the Board.”

In addition, Cabot announced the upcoming retirement of Roderick C.G. MacLeod from the Board. Mr. MacLeod, who has served as a director of Cabot since 1998 and currently serves on the Audit Committee and the Safety Health and Environmental Affairs Committee, is retiring from the Board effective at Cabot’s Annual Meeting of Stockholders to be held on March 8, 2018.

“Rory has provided insightful leadership and guidance during his tenure on the Cabot Board of Directors,” said Mr. O’Brien. “We have benefitted greatly from Rory’s vast experience and wise counsel. On behalf of everyone at Cabot and the Board, I extend our heartfelt gratitude to Rory for his years of service to the Cabot Board and wish him all the very best.”

ABOUT CABOT CORPORATION
Cabot Corporation (NYSE: CBT) is a global specialty chemicals and performance materials company, headquartered in Boston, Massachusetts. The company is a leading provider of rubber and specialty carbons, activated carbon, inkjet colorants, cesium formate drilling fluids, masterbatches and conductive compounds, fumed silica, and aerogel. For more information on Cabot, please visit the company’s website at: http://www.cabotcorp.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in the press release regarding Cabot’s business that are not historical facts are forward looking statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.